Exhibit 10.29

NRG YIELD, INC.
ANNUAL INCENTIVE PLAN
FOR DESIGNATED CORPORATE OFFICERS

1.    Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.1    Base Pay - as determined by Compensation Committee.

1.2	Code - the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

1.3    Company - NRG Yield, Inc., a Delaware corporation, and any of its affiliates that adopt this Plan.

1.4
Company Performance Factor - The Company Performance Factor shall be directly and specifically tied to one or more of the following business criteria, determined with respect to the Company: consolidated pre-tax earnings; net or gross revenues; net earnings; operating income; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; cash flow; return on equity; return on net assets employed; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; net income, diluted or basic; return on sales; return on assets; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income from operations; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable Performance Period, all as computed in accordance with Generally Accepted Accounting Principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. For any Performance Period, Performance Factors may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Performance Period or related to other companies or indices or as ratios expressing relationships between two or more Performance Factors. Performance Factors may be in respect of the performance of the Company, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Such Performance Factors shall constitute the sole business criteria upon which the performance goals under this Plan shall be based.

1.5
Compensation Committee - a committee comprised solely of two or more members of the Board of Directors of NRG Yield, Inc., each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act.

1.6	Legal Representative - shall mean a guardian, legal representative, or other person acting in a similar capacity with respect to a Participant.

1.7
Participant - the President and Chief Executive Officer, and any of the Officers of the Company who are designated by the Compensation Committee at any time ending on or before the 90th day of each Performance Period as Participants in this Plan.

1.8	Performance Period - the twelve consecutive month period which coincides with the Company's fiscal year.

1.9    Targeted Bonus Percentage - the percentage identified by the Compensation Committee.

2.    Administration.

2.1    Compensation Committee. The Compensation Committee shall administer the Plan.

2.2	Determinations Made Prior to Each Performance Period. At any time ending on or before the 90th day of each Performance Period, the Compensation Committee shall:

(a)    designate Participants for that Performance Period;

(b)	establish Targeted Bonus Percentages for the Performance Period;

(c)	establish Company Performance Factors for the Performance Period.

2.3
Certification. Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Compensation Committee must certify in writing that the Company Performance Factor and all other factors upon which a bonus is based have been attained.

2.4    Stockholder Approval. The material terms of this Plan shall be disclosed to and approved by the    stockholders of the Company in accordance with Section 162(m) of the Code.

3.    Bonus Payment.

3.1	Formula. Each Participant shall receive a bonus payment for each Performance Period in an amount not greater than:

(a)    the Participant's Base Pay for the Performance Period.

(b)    the Participant's Targeted Bonus Percentage for the Performance Period.

(c)    the Participant's Company Performance Factor for the Performance Period.

3.2    Limitations.

(a)
No payment if Company Performance Factor not achieved. In no event shall any Participant receive a bonus payment hereunder if the Company Performance Factor and all other factors on which the bonus payment is based is not achieved during the Performance Period.

(b)	No payment in excess of pre-established amount. No Participant shall receive a bonus payment under this Plan for any Performance Period in excess of $5,000,000.

        (c)    Compensation Committee may reduce bonus payment. The Compensation Committee retains sole            discretion to reduce the amount of or eliminate any bonus otherwise payable under this Plan.

3.3     Claw back.

(a)
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, then any participant who has been paid a bonus under this Plan based upon or affected by the restated financial report shall be required, at the discretion of the Board, to reimburse the Company for all or any portion of such bonus paid to such participant.

4.    Amendments and Termination. The Compensation Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

5.    Miscellaneous.

5.1    Effective Date. The effective date of this Plan shall be January 1, 2017.

5.2
Term of the Plan. Unless the Plan shall have been discontinued or terminated, the Plan shall terminate on January 1, 2027. No bonus shall be granted after the termination of the Plan; provided, however, that a payment with respect to a Performance Period which begins before such termination may be made thereafter. In addition, the authority of the Compensation Committee to amend the Plan, shall extend beyond the termination of the Plan.

5.3
Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

5.4
Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

5.5
Employment Rights and Other Benefits Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the participant's employment at any time. This Plan shall not replace any contract of employment, whether oral, or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

5.6
Governing Law. The place of administration of the Plan shall be in the State of Delaware. The corporate law of the State of Delaware shall govern issues relating to the validity and issuance of shares of Common Stock. Otherwise, the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without giving effect to principles relating to conflict of laws.

5.7
Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

5.8
Qualified Performance Based Compensation. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder to the maximum extent possible as qualified performance-based compensation within the meaning of Section 162(m) of the Code.